EXHIBIT 99.1

Columbus McKinnon Corporation

140 John James Audubon Parkway

Amherst, NY 14228-1197

716/689-5400    Fax: 716/689-5644

NEWS RELEASE

CONTACT:

Robert L. Montgomery, Jr.

Executive Vice President and Chief Financial Officer

Columbus McKinnon Corporation

716-689-5405

Columbus McKinnon Announces Offering of Senior Secured Notes

AMHERST, NY, July 7, 2003 — Columbus McKinnon Corporation (Nasdaq: CMCO) announced today its plan to offer an expected $100 million of Senior Secured Notes due 2010. Columbus McKinnon intends to use the net proceeds from this offering to repay all outstanding borrowings under its second secured term loan and the balance to repay or repurchase other outstanding indebtedness under its senior credit facility and/or its existing subordinated notes.

The offering is contingent upon a concurrent amendment to Columbus McKinnon’s senior credit facility providing for, among other things, the issuance of the notes.

The notes to be offered have not been, and will not be, registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This news release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of the notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.